Exhibit 23.1

Consents of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-1 of 21Vianet Group, Inc. filed pursuant to Rule 462(b) for the registration of 3,450,000 shares of its Class A Ordinary Shares and to the incorporation by reference of our report dated March 1, 2011 (except for Note 26(d) as to which the date is April 4, 2011), with respect to the consolidated financial statements of 21Vianet Group, Inc., and our report dated December 17, 2010, with respect to the combined financial statements of Beijing Chengyishidai Network Technology Co., Ltd and Zhiboxintong Beijing Network Technology Co., Ltd, included in the Registration Statement on Form F-1 (Registration No. 333-173292).

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

April 21, 2011